Exhibit 99.1

Caleres Appoints Dan Karpel Chief Financial Officer

Company to Report First Quarter Results on June 4, Expects EPS Above Previous Guidance

ST. LOUIS, May 20, 2026 - Caleres, (NYSE: CAL)(caleres.com), a market-leading portfolio of consumer-driven footwear brands, today announced the appointment of Dan Karpel as senior vice president and chief financial officer, effective immediately. He will serve as the Company's principal financial officer and principal accounting officer.

Mr. Karpel rejoined Caleres as chief accounting officer in October 2025 and was appointed to the role of interim chief financial officer in January 2026. He brings 30 years of valuable accounting and finance leadership to the role. Prior to rejoining Caleres, he served as the chief financial officer of Club Car Wash Operating, LLC, the chief financial officer of CW Holdings, LLC, and held chief accounting officer roles at Eyecare Partners LLC, Spectrum Brands Holdings, Inc., and Brown Shoe Company.

“Dan’s deep understanding of our company, combined with his extensive financial and accounting expertise, has made him a valuable strategic partner since rejoining Caleres and taking the role of interim CFO,” said Jay Schmidt, President and CEO of Caleres. “His leadership and commitment to driving results as our CFO will be instrumental as we continue to advance our growth strategy.”

Caleres plans to report first quarter earnings on June 4, prior to the market opening. The company currently anticipates that it will report total sales of $667 million and earnings per diluted share to be in the range of $0.39 to $0.41 and adjusted earnings per diluted share in the range of $0.35 to $0.37.

First Quarter Earnings Conference Call and Webcast

Following the pre-market earnings release, company executives will host a conference call at 10 a.m. Eastern Time on June 4, 2026, to discuss results and provide a general business update. Investors, Caleres associates, media, and the public are invited to join the call. Participants in North America can dial (877) 704-4453 while international callers may use (201) 389-0920; no passcode is required. To participate, please dial in a few minutes before the scheduled start time. The live webcast will also be accessible through the Caleres Investors page.

A replay of the call will be available through Thursday, June 18, and can be accessed by dialing (844) 512-2921 in North America, or (412) 317-6671 internationally, and using the pin 13760681. A webcast replay will also be archived for a limited period on the Caleres Events & Presentations page.

About Caleres

Caleres is a market-leading portfolio of global footwear brands that includes Famous Footwear, Sam Edelman, Stuart Weitzman, Allen Edmonds, Naturalizer and Vionic. Our products are available virtually everywhere - in the 1,000+ retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is nearly 150 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

Definitions

All references in this press release unless otherwise noted, related to diluted earnings per common share attributable to Caleres, Inc. shareholders, are presented as earnings per diluted share, respectively.

Non-GAAP Financial Measures and Metrics

In this press release, the company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides estimated and future earnings per diluted share, adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changes in United States and international trade policies, including tariffs and trade restrictions; (ii) changing consumer demands, which may be influenced by general economic conditions and other factors; (iii) inflationary pressures and supply chain disruptions; (iv) rapidly changing consumer preferences and purchasing patterns and fashion trends; (v) supplier concentration, customer concentration and increased consolidation in the retail industry; (vi) intense competition within the footwear industry; (vii) foreign currency fluctuations; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) transitional challenges with acquisitions and divestitures; (x) cybersecurity threats or other major disruption to the company’s information technology; (xi) the ability to accurately forecast sales and manage inventory levels; (xii) a disruption in the company’s distribution centers; (xiii) the ability to recruit and retain senior management and other key associates; (xiv) the ability to secure/exit leases on favorable terms; (xv) changes to tax laws, policies and treaties; (xvi) our commitments and shareholder expectations related to responsible business initiatives; (xvii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xiii) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights.

The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 31, 2026, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

SCHEDULE 1

CALERES, INC. RECONCILIATION OF DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS)

	(Unaudited)
	First Quarter 2026 Guidance
	Low	High

GAAP diluted earnings per share	$0.39	$0.41

Non-GAAP adjustments	(0.04)	(0.04)
Adjusted diluted earnings per share	$0.35	$0.37

Media Contact

Kelly Malone
kmalone@caleres.com

Investor Relations Contact

Liz Dunn
ldunn@caleres.com